News Release
For Immediate Release


Quintek Technologies, Inc. Files 8-K, Disclosing Text of Shareholder Letter, Disposition of Lawsuit and a Change in the Anticipated Date of Shareholder
                                     Meeting

CAMARILLO, Calif. - (June 2, 2003)--Quintek Technologies, Inc. (OTCBB:QTEK) filed an 8k with the Securities and Exchange Commision today disclosing the following items.

         o Settlement with First Horizon Loan Corporation

         o Quintek Board of Directors approves settlement of $78,000 liability for $20,000 to be paid over 9 Months

         o Letter to Shareholders

         o First Disclosure of Sales Forecasts by New Management.

         o Delay of Proxy Materials and Shareholder Meeting

         o Specifics of this meeting will be subject to the amount of time the Securities and Exchange Commission takes to review the proxy materials.

For more detailed information please refer to the Companies SEC filings at www.sec.gov or at our website www.quintek.com.

About Quintek

Quintek is the only manufacturer of a desktop microfilm printer. The company currently sells hardware, software and services for printing large format drawings such as blueprints and CAD files (Computer Aided Design), directly to microfilm. Quintek does business in the content and document management services market, forecast by IDC Research to grow to $2.4 billion by 2006 at a combined annual growth rate of 44%. Quintek targets the aerospace, defense and AEC (Architecture, Engineering and Construction) industries.

Quintek's printers are patented, modern, chemical-free, desktop-sized units with an average sale price of over $50,000. Competitive products for direct output of computer files to microfilm are more expensive, large, specialized devices that require constant replenishment and disposal of hazardous chemicals.

"Safe-Harbor"  Statement Under the Private  Securities  Litigation Reform Act of
1995

This press release contains  forward-looking  information  within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding potential sales, the success of the company's business, as well as statements that include the word "believe" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Quintek to differ materially from those implied or expressed by such forward-looking statements. Such factors include, among others, the risk factors included in Quintek's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002 and any subsequent reports filed with the SEC under the Exchange Act. This press release speaks as of the date first set forth above and Quintek assumes no responsibility to update the information included herein for events occurring after the date hereof. Actual results could differ materially from those anticipated due to factors such as the lack of capital, timely development of products, inability to deliver products when ordered, inability of potential customers to pay for ordered products, and political and economic risks inherent in international trade.
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Quintek Technologies, Inc

Andrew Haag
Chief Financial Officer
(805) 383-3914 ext. 14 ahaag@quintek.com

Investor Relations

Cinapsys, Inc.
Todd Gilligan, Director
Toll Free 1-866-EASY-IRMDirect (714) 542-2785 todd@cinapsys.com

TwoTrades.com
(888) 577-6898
qtek_pr@twotrades.com

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